For More Information

Chad Hoehne, CEO and President
Table Trac, Inc.
Phone: (952) 548-8877

Table Trac, Inc. Elects Two New Board Members and
Names Gaming Industry Veteran Steve Browne Chairman

MINNETONKA, Minn., June 17, 2011 -- Table Trac, Inc. (TBTC), held its annual meeting on June 15, 2011 and is pleased to announce that stockholders re-elected Chad Hoehne, Robert Siqveland and Steven A. Browne; and elected Louis Fornetti and Gary Loebig to the Board of Directors.  Chad Hoehne, Table Trac’s Chief Executive Officer, stated, “I am pleased to be working with such a well-qualified and accomplished Board and look forward to collaboratively working together as we strive to grow to Table Trac.”

“As our new Chairman, Steve Browne brings more than 30 years of gaming industry experience to Table Trac, everything from front-line experience at casinos in Nevada to being an owner-operator of Cactus Jacks Casino in Carson City,” said Chad Hoehne, Table Trac’s founder.  “His insights into our products and our customers have already helped shaped the development of some of our core casino management systems.”

Joining the Table Trac Board and new chairman of the Audit Committee is Louis Fornetti.  Mr. Fornetti has many years of experience in finance and corporate governance issues having served on the Board of Directors of several New York Stock Exchange companies. Over the years he has served as Chief Financial Officer of RBC Dain Rauscher as well as American Express Financial Advisors.

Also joining the Board is Gary Loebig a 27-year gaming industry veteran.  Mr. Loebig held senior-level executive positions with several gaming companies including Executive Vice President of Sales and Interim Chief Executive Officer of Multimedia Games.  Mr. Loebig is Founder of GLL Consulting Services, specializing in sales, marketing, product development and regulatory matters for the gaming industry.

“The addition of Lou Fornetti and Gary Loebig, along with the new leadership role of Steve Browne as Chairman, provides Table Trac with almost immediate benefits in several key areas including finance, product development and sales and marketing leadership,” said Chad Hoehne.

At the meeting, shareholders also ratified the appointment of Baker Tilly as the Company’s independent registered public accounting firm.

The Company also provided updated guidance and other information to stockholders.  The Company expects an increase in maintenance and system rental revenues in the 2011 fiscal year of approximately 40 percent over the prior year. The Company also announced the commencement of the rollout of its latest version of the Table Trac CasinoTrac™ casino management system as well as the new TTRac2 Pit Management System, designed for casino table game operations.  “With the introduction of our latest casino management system software, gaming operators will now have access to updated system graphical interfaces and reporting capabilities that will not only help them create operational efficiencies, but we believe these new system enhancements will also help them drive casino revenues through more robust promotions and player development campaigns,” said Mr. Hoehne.

About Table Trac, Inc.

Founded in 1995, Table Trac, Inc. designs, develops and sells casino information and management systems. The company has systems installed in North, South, and Central America, as well as the Caribbean.

Additional information, as well as highlights from the annual meeting presentation is available on the Company’s website at www.tabletrac.com

Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and other risks and uncertainties are described in Table Trac’s filings from time to time with the Securities and Exchange Commission.